Exhibit No. 99.1


                    PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                 Contact:  Mark F. Bradley
---------------------                           President and CEO
June 16, 2005                                   (740) 373-3155


                PEOPLES BANCORP INC. CHAIRMAN DIES AFTER ILLNESS
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         MARIETTA, Ohio - Robert E. Evans, who served Peoples Bancorp Inc.
(Nasdaq: PEBO)("Peoples") and subsidiary Peoples Bank, National Association ("Peoples Bank") for 35 years, died late Wednesday June 15, 2005, after a year-long illness. He was 65.
         "Bob was a remarkable person who made a lasting impact on those around him," said Mark F. Bradley, President and Chief Executive Officer of Peoples. "He served with great distinction, and his leadership built a culture of integrity and success that will be his legacy."
         Evans had been battling stomach cancer and receiving follow up treatments since mid-2004.
         "Bob put up a tremendous fight against his illness," continued Bradley. "He conducted himself with determination, professionalism, and dignity. Everyone at Peoples extends the deepest sympathies to Bob's family."
         As Peoples' President and CEO, and later as Chairman, Evans led the company from $145 million in total assets and $1.1 million in earnings to $1.8 billion in assets and $18.3 million in earnings in 2004. In the past 20 years under Evans, total shareholder return on Peoples stock has exceeded 18% on an average annual basis, and Peoples Bancorp has increased its dividend to shareholders 39 consecutive years.
           Evans joined Peoples Bank in 1970 as a trust officer, and started the Peoples Bancorp Inc. holding company in 1980, serving as its CEO until his retirement on May 31, 2005.
         "Bob's influence went further than the Peoples' board room," said Bradley. "He lived our core values in every way, and was committed to enhancing the communities where we live and do business."
         Evans also served on various community boards of directors, including as trustee of Marietta College, trustee of the Washington County (Ohio) Community Improvement Corporation, and trustee of the Southeastern Ohio Port Authority. Evans also served as a Federal Home Loan Bank director and with other banking associations throughout his 35-year career.
         Evans is survived by his wife, three children, and four grandchildren. At a Board meeting later today, the Peoples Board of Directors is expected to reconfirm the election of Joseph H. Wesel as Chairman of the Board. Wesel served previously as Chairman of the Board of Directors from 1991 through 2003 and as Chairman of the Board, pro tem., beginning June 9, 2005. Wesel has also served as Leadership Director. Paul T. Theisen was elected to the position of Vice Chairman on June 9, 2005, and will continue in that role. Theisen has served on the Board of Directors since 1980.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

                                 END OF RELEASE